Exhibit 4.4

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

Amendment No. 3, dated as of May 19, 2006 (this "Amendment No. 3"), to the Rights Agreement, dated as of December 14, 1999, as amended by Amendment No. 1, dated March 14, 2006, and Amendment No. 2, dated April 20, 2006 (the "Rights Agreement"), between Aztar Corporation, a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company (as successor to ChaseMellon Shareholder Services, L.L.C.), as rights agent (the "Rights Agent").

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof; and

WHEREAS, on March 13, 2006, the Company, Pinnacle Entertainment, Inc. ("Pinnacle") and PNK Development 1, Inc. entered into an Agreement and Plan of Merger (as amended, the "Pinnacle Agreement"); and

WHEREAS, in order to exempt Pinnacle, its affiliates and the Pinnacle Agreement from the Rights Agreement, the Company and the Rights Agent have previously amended the Rights Agreement on each of March 14, 2006 and April 20, 2006; and

WHEREAS, on May 19, 2006, the Company terminated the Pinnacle Agreement in accordance with its terms; and

WHEREAS, the Company, Wimar Tahoe Corporation, d/b/a Columbia Entertainment, a Nevada corporation ("Columbia"), Columbia Sussex Corporation, a Kentucky corporation ("Sussex"), and WT-Columbia Development, Inc., a Delaware corporation and a wholly-owned subsidiary of Columbia ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of May 19, 2006 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger; and

WHEREAS, at a special meeting of the Board of Directors of the Company (the "Board") held on May 19, 2006, the Board approved the amendment of the Rights Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing and mutual agreements set forth in the Rights Agreement and this Amendment No. 3, the parties agree as follows:

1.

Amendment to Definition of "Acquiring Person." Section 1(a) of the Rights Agreement, as amended, is amended by deleting the last sentence in its entirety and replacing it with the following new sentence: "Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Wimar Tahoe Corporation, d/b/a Columbia Entertainment, a Nevada corporation ("Columbia"), its Subsidiaries, Affiliates or Associates, including WT-Columbia Development, Inc., a Delaware corporation and a wholly owned subsidiary of Columbia ("Merger Sub") and Columbia Sussex Corporation, a Kentucky corporation ("Sussex"), is, nor shall any of them be deemed to be, an Acquiring Person by virtue of (i) their acquisition, or their right to acquire, beneficial ownership of Common Stock of the Company as a result of their execution of the Agreement and Plan of Merger, dated as of May 19, 2006, by and among Columbia, Sussex, Merger Sub and the Company (as may be amended from time to time, the "Merger Agreement"), (ii) the consummation of the Merger (as defined in the Merger Agreement), or (iii) any other transaction contemplated by the Merger Agreement, it being the purpose of the Company in adopting this amendment to the Agreement that neither the execution of the Merger Agreement by any of the parties nor the consummation of the transactions contemplated thereby shall in any respect give rise to any provision of the Agreement becoming effective."

2.

Definitions. Terms not otherwise defined in this Amendment No. 3 shall have the meaning ascribed to such terms in the Rights Agreement. The term "Agreement" or "Rights Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Amendment No. 3.

3.

Governing Law. This Amendment No. 3 shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws; provided, however, that all provisions of this Amendment No. 3 regarding the rights, duties and obligations of the Rights Agent shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

4.

Counterparts. This Amendment No. 3 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

5.

Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 3 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6.

Effectiveness. This Amendment No. 3 shall be effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement, as amended, shall remain in full force and effect and otherwise shall be unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the day and year first above written.

AZTAR CORPORATION

By:	/s/ Neil A. Ciarfalia
	Name:	Neil A. Ciarfalia
	Title:	Chief Financial Officer,
Vice President and Treasurer

MELLON INVESTOR SERVICES, LLC,

as Rights Agent

By:	/s/ James Kirkland
	Name:	James Kirkland
	Title:	Client Relationship Executive

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